Exhibit 11.1

DYNAGAS LNG PARTNERS LP

POLICIES AND PROCEDURES TO DETECT AND

PREVENT INSIDER TRADING

(Revised: April 1, 2025)

GENERAL

The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in securities, is prohibited by the U.S. federal securities laws. Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (the “SEC”) and the U.S. Department of Justice and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the U.S. federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Board of Directors (the “Board”) of Dynagas LNG Partners LP (the “Partnership”) has adopted this policy (this “Policy”) both to satisfy the Partnership’s obligation to prevent insider trading and to help Partnership personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Partnership. This Policy will be administered by the Partnership’s Chief Financial Officer.

WHOM DOES THIS POLICY COVER?

This Policy covers all of the Partnership’s officers, directors, employees, and its affiliates and certain officers, directors, and employees of entities that regularly provide management or other services to the Partnership, including Dynagas Ltd. (the “Manager”), (each, an “insider” and collectively referred to herein as “insiders”). This Policy also applies to an insider’s family members who reside with such insider, anyone else who lives in such insider’s household, and any family members who do not live in such insider’s household but whose transactions in securities are directed by the insider or are subject to the insider’s influence or control (such as parents or children who consult with the insider before they trade in securities). Each insider is responsible for the transactions of these other related persons and therefore should make them aware of the need to confer with such insider before they trade in the Partnership’s securities.

It is the policy of the Partnership that no insider who is aware of material non-public information relating to the Partnership may, directly or through family members or other persons or entities, (a) buy or sell securities of the Partnership (other than pursuant to a pre-approved Trading Plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Partnership, including family and friends. In addition, it is the policy of the Partnership that no insider who, in the course of working for or on behalf of the Partnership, learns of material non-public information about a company with which the Partnership does business, including a customer or supplier of the Partnership, may trade in that company’s securities until the information becomes public or is no longer material.

The Partnership forbids any insider from trading, either for his or her personal account or on behalf of others, while in possession of material non-public information, or communicating material non-public information to others in violation of the law. This prohibited conduct is often referred to as “insider trading.”

●	This Policy extends to each insider’s activities within and outside his/her duties at the Partnership. Each insider must read and retain this Policy.
●	Failure to comply with this Policy may cause an employee to be subject to disciplinary action.

WHAT IS INSIDER TRADING?

The term “insider trading” generally is used to refer to trading while in possession of material non-public information (whether or not one is an “insider”) and/or to communications of material non-public information to others. The law in this area is generally understood to prohibit, among other things:

●	trading by an insider (buying, selling, or otherwise engaging in any transactions, either directly or through a third party) while in possession of material non-public information;
●	trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or the information was misappropriated;
●	trading while in possession of material non-public information concerning a tender offer;
●	wrongfully communicating, or “tipping”, material non-public information to others who might trade in Partnership securities;
●	directly or indirectly, disclosing material non-public information to anyone: (i) within the Partnership whose job does not require them to have that information; or (ii) outside the Partnership, including but not limited to, family members, friends, business associates, investors, or consulting firms, unless the disclosure is authorized by the Partnership.

Tipping Information

Any individual who is aware of material non-public information from their relationship with the Partnership is prohibited from trading on or tipping that information to another person to trade on. Insiders may be liable for communicating or tipping material non-public information to a third party (“Tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including Tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their Tippees, so are Tippees who pass the information along to others who trade. In other words, a Tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. An employee who tips information to a person who then trades is subject to the same penalties as the Tippee, even if the employee did not trade and did not profit from the Tippee’s trading.

Shadow Trading

Shadow Trading occurs when an insider possesses material non-public information, regarding a company, and trades in the securities of another company that is “economically linked” to the company for which that insider has material non-public information. “Economically linked” is the concept that material non-public information about one company could likely affect the price of the securities of another company due to being in the same sector, employing the same service providers, being subject to the same industry specific risks and hazards. The SEC considers shadow trading to be insider trading. Insiders should ensure that they do not engage in transactions in economically linked securities while in possession of material non-public information about a different, closely correlated issuer (securities of companies in the same industry).

THE INSIDER CONCEPT

As a general guide for our directors, officers and employees, components of what amounts to “insider trading” are described below:

Who is an insider?

The concept of “insider” is broad. It includes officers, directors, employees, and affiliates of the Partnership, and their respective affiliates, and certain family members of insiders.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of the Partnership’s affairs and as a result is given access to information solely for the Partnership’s purposes. A temporary insider can include, among others, the Partnership’s attorneys, accountants, consultants, bank lending officers, and the employees of those organizations.

What information is material?

Trading on information that is “material” is prohibited. Information generally is considered “material” if:

●	there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision (for example, to buy, hold, or sell securities), or

●	the information is reasonably likely to affect the price of the Partnership’s securities (whether it is positive or negative).

The source of the material information is irrelevant.  Examples of information that would ordinarily be regarded as material are:

●	earnings estimates not previously disseminated;
●	material changes in previously-released earnings estimates;
●	a pending or proposed merger, acquisition, or tender offer;
●	major litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity, or significant developments related thereto;
●	impending bankruptcy or the existence of severe liquidity problems;
●	extraordinary management developments;
●	financial results and/or events that could result in restating financial information;
●	projections and estimates of future revenues, earnings, or losses, or other earnings guidance;
●	earnings that are inconsistent with the consensus expectations of the investment community;
●	pending or proposed acquisitions or dispositions of vessels or other significant assets;
●	new chartering commitments;
●	changing in financing arrangements;
●	status of covenant compliance;
●	communications with lenders and investment bankers;
●	major changes in senior management and/or organizational structure;
●	changing in auditors;
●	termination or reduction of business relationships with charterers that provide material revenue to the Partnership; and/or
●	a change in dividend policy, the declaration of a stock split, or an offering of securities;

What information is non-public?

Information is non-public until it has been effectively communicated to the market place and the investing public has had time to absorb the information fully. For example, information found in a report filed with the SEC, or appearing in television, radio, print or digital media of wide circulation (e.g., Dow Jones, Reuters/Associated Press, The Wall Street Journal, Bloomberg or the Dow Jones Broad Tape) would be considered public. In addition, in certain circumstances, information disseminated to certain segments of the investment community may be deemed “public”, for example, research communicated through institutional information dissemination services such as First Call. (However, the fact that research has been disseminated through such a service does not automatically mean that it is public.) Remember, it takes time for information to become public. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the second trading day after the information is released.

Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on any online or Internet discussion group, group chat, messaging app (e.g. iMessage, WhatsApp, Telegram, Kik, Signal, Discord), social medium, chat room, blog, bulletin board or other public forum, including the disclosure of material non-public information regarding the Partnership or material non-public information with respect to other companies that insiders or their family members may come into possession of as an associate of the Partnership. This prohibition includes anonymous messages and messages posted from home, personal devices or devices owned by others, and extends to messages that merely forward content provided by another person.

PENALTIES FOR INSIDER TRADING

An insider’s failure to comply with this Policy may subject the insider to Partnership-imposed sanctions, including dismissal for cause, whether or not the insider’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an investigation by the SEC that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Penalties for insider trading are severe for every individual involved regardless of whether they personally benefited from the violation. Penalties may include:

●	SEC administrative sanctions;
●	damage awards to private plaintiffs;
●	disgorgement of all profits;
●	jail sentences;
●	civil injunctions;
●	civil fines; and
●	criminal fines.

In addition, insider trading violations are not limited to violations of the U.S. federal securities laws. Other U.S. federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated upon the occurrence of insider trading.

PROCEDURES TO PREVENT INSIDER TRADING

The following procedures have been established to aid in the prevention of insider trading. Every insider must follow these procedures or risk sanctions, including: dismissal, substantial personal liability and criminal penalties.

Questions to Ask

Prior to trading in the Partnership’s securities, and if you think you may have material non-public information, ask yourself the following questions:

●	Is the information material? Is this information that an investor would consider important in making an investment decision? Would you take it into account in deciding whether to buy or sell? Is this information that would affect the market price of the securities if generally disclosed?

●	Is the information non-public? To whom has this information been provided? Has it been effectively communicated to the marketplace? Has enough time gone by?

Action Required

If you are at all uncertain as to whether any information you have is “inside information,” you must:

●	Immediately report the matter to the Chief Financial Officer;
●	Refrain from purchasing or selling the securities; and
●	Not communicate the information inside or outside the Partnership.

After the employee and the Chief Financial Officer have reviewed the issue and consulted with outside counsel to the extent appropriate, the insider will be instructed as to whether he/she may trade and/or communicate that information.

The Partnership has established procedures for releasing material information about the Partnership in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Partnership, including family members and friends, other than in accordance with those procedures.

Blackout Policy and Trading Window

To assure compliance with this Policy and applicable securities laws, the Partnership requires that all insiders refrain from conducting transactions involving the purchase or sale of the Partnership’s securities during the period commencing 10 full trading days prior the date of public disclosure of the financial results for a particular fiscal quarter or year and lasting until the open of the New York Stock Exchange on the second full trading day following the date of public disclosure of the financial results for a particular fiscal quarter or year (the “Trading Window”), as long as the insider is not in possession of material non-public information or is subject to any special trade blackout. In addition, from time to time material non-public information regarding the Partnership may be pending. While such information is pending, the Partnership may impose a special “Event-Specific Blackout Period” during which the same prohibitions and recommendations shall apply.

Event-Specific Blackout Periods

From time to time, an event may occur that is material to the Partnership and is known by only a few directors or executives. Such events might include the negotiation of the purchase or sale of vessels, renegotiation of material contracts, such as charters or ship management contracts, or debt or equity issuances. As long as the event remains material and non-public, the Partnership may impose a special blackout period during which insiders may not trade in the Partnership’s securities (an “Event-Specific Blackout Period”). The existence of an Event-Specific Blackout Period will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, an insider requests pre-clearance permission to trade in the Partnership’s securities during an Event-Specific Blackout Period, the Chief Financial Officer, having consulted with the Chief Executive Officer, will inform the requester of the existence of an Event-Specific Blackout Period, without disclosing the reason for the blackout. Any person made aware of the existence of an Event-Specific Blackout Period should not disclose the existence of the blackout to any other person.

Remember: Even during the Trading Window or if there is no Event-Specific Blackout Period, any person possessing material non-public information concerning the Partnership should not engage in any transactions in Partnership securities until such information has been made public and absorbed by the market.

Pre-Clearance of Trades

All insiders must refrain from trading in the Partnership’s securities, even during the Trading Window, without first complying with the Partnership’s “pre-clearance” process.

Pre-Clearance Policy for Executive Officers and Directors for Trading While Not in Possession of Material Non-public Information

1.

Directors and officers of the Partnership and any other designated employees (and their respective family members) may not trade at any time without prior clearance and should contact the Partnership’s Chief Financial Officer prior to commencing any trade to inquire if a restricted trading period is in effect and to obtain pre-clearance of the contemplated trade. This restriction does not apply to directors, officers, or employees of the Manager.  The Chief Financial Officer will consult, as necessary, with the outside counsel to the Partnership before clearing any proposed trade. “Trading” or “Trades” includes not only purchases and sales of securities, but also acquisitions or dispositions of puts and calls, stock swap agreements and the exercise of certain options, warrants, puts and calls, or similar instruments.

2.

If, upon requesting clearance, the requesting person is advised that the Partnership’s securities may be Traded, they may execute the Trade within two business days after clearance is granted, but only if they are not otherwise in possession of material non-public information. Approval of any proposed Trade does not constitute legal, business, or financial advice. If for any reason the Trade is not completed within two business days, pre-clearance must be re-obtained before the securities may be Traded. In sum, it is critical that directors and officers of the Partnership and any other designated employees (and their respective family members) obtain pre-clearance before any trading to prevent inadvertent insider trading violations and to avoid even the appearance of an improper transaction (which could result, for example, when an officer engages in a trade while unaware of a pending major development).

Pre-Clearance Policy for Rule 10b5-1 Plans

Insiders may implement a trading plan (a “Trading Plan”) under Rule 10b5-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) at any time during a period when trading in Partnership’s securities is not restricted, without prior clearance, provided that such Trading Plan complies with the requirements of Rule 10b5-1 and SEC regulations. Rule 10b5-

1 of the Exchange Act provides an affirmative defense from insider trading liability under the U.S. federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 enables insiders to trade in the Partnership’s securities outside of the Trading Window. Before entering into a Trading Plan, the insider must contact the Chief Executive Officer or the Chief Financial Officer to inquire if a restricted trading period is in effect. It shall be the sole responsibility of the person establishing the Trading Plan to ensure that such plan complies with the requirements of Rule 10b5-1. Insiders may enter into a Trading Plan only when they are not in possession of material non-public information. Once a Trading Plan is in effect, trades made pursuant to the plan will not require additional pre-clearance.

Insiders setting up trades are required to certify that they are not aware of any material non-public information and they are acting in good faith. Additionally, a cooling-off period has been established before the commencement of any trading.

DURATION OF POLICY’S APPLICABILITY

This Policy will continue to apply to insiders (and certain of their family members) even after the insider’s employment, directorship, or other position with the Partnership (or its affiliates) has terminated. If an insider or family member is in possession of material non-public information when the insider’s relationship with the Partnership concludes, the insider and family member may not trade in Partnership’s securities, or take any other actions prohibited by this Policy, until the information has been publicly disseminated.

QUESTIONS OR CONCERNS

Any questions or concerns regarding the Partnership’s Policies and Procedures to detect and prevent insider trading should be directed to the Chief Financial Officer, or, if such questions or concerns involve the Chief Financial Officer, to the Chief Executive Officer. The Chief Financial Officer’s personal trading activity will be reviewed by the Chief Executive Officer.

CERTIFICATION

You must sign, date and return the attached Certification stating that you received this Policy, and you agree to comply with it. Please note that you are bound by this Policy whether or not you sign the Certification. You will be required to confirm your compliance with this Policy by signing and returning a copy of the Certification on an annual basis.

Addendum A

INSIDER TRADING POLICIES AND PROCEDURES CERTIFICATION FORM

Dynagas LNG Partners LP

I acknowledge that I have received and read the Policies and Procedures to Detect and Prevent Insider Trading (the “Trading Policy”) adopted by Dynagas LNG Partners LP (the “Partnership”), and understand my obligations thereunder and hereby undertake, as a condition to my present and continued employment at, appointment to the Board, or other affiliation with the Partnership, to comply with the principles, policies and laws outlined in the Trading Policy.

I hereby certify, to the best of my knowledge, that I have complied fully with all policies and procedures set forth in the Trading Policy.

I hereby certify, to the best of my knowledge, that I will continue to comply with the Trading Policy for as long as I am subject to the Trading Policy.

To the extent that I obtain knowledge of any violations of the Trading Policy, I will report such violations to the Chief Financial Officer of the Partnership.

I understand that my agreement to comply with the Trading Policy does not constitute a contract of employment.

CERTIFIED BY:
NAME:	(PRINT)
SIGNATURE:
DATE: